Exhibit 10.01

May 6, 2005

Ms. Jo-Ann Mendles

3 Covenhaven Road

Lebanon, NJ 08833

Dear Jo-Ann:

It is a distinct pleasure to offer you the position of Sr. Vice President, Marketing, Product Management & Business Development with Avici Systems Inc. In this capacity you will report to me. Your starting bi-weekly base salary will be $10,384.62, which annualized is $270,000.12. In addition, you will be eligible to participate in Avici’s Executive Incentive Plan (EIP) at a target of 35% of your annual pay.

In this role, you will be considered an Executive Officer of the Company as that term is used in rules and regulations proscribed by the Securities and Exchange Commission and you will be responsible for compliance with all SEC rules and regulations. At all times during the term of your employment, the Company shall maintain Director and Officer liability insurance in such amounts and under such terms as approved by the Company’s Board of Directors. The Company also acknowledges that in your role as a senior vice president of marketing, you are deemed an officer of the Company and, accordingly, are entitled to indemnification for your actions undertaken the scope of your employment with the Company in accordance with, and subject to, the Company’s Certificate of Incorporation.

You will also be granted an option to purchase 50,000 shares of Avici Common Stock with an exercise price per share equal to the fair market value of the Avici Common stock on the date of grant. The stock will vest over four years at 25% per year. After your first anniversary, the remaining shares vest on a per month basis of 2.0833%. All stock grants are subject to the terms and conditions of the Corporation’s Stock Incentive Plan and subject to approval by the Board of Directors.

In the event of a change of control of the Company, you will receive accelerated vesting of 50% of all remaining unvested options. Further, if due to a change of control, you are terminated without cause or have a significant reduction in responsibility, position, or compensation, all remaining unvested options would become fully vested.

In the event of termination without cause, you will receive six months continuation of salary and benefits. In the event of a change of control that brings a reduction in responsibility, position, or compensation, or you are terminated without cause, you will receive six months of continuation of salary and benefits.

The company will provide a travel allowance for your commuting costs between the New Jersey and Massachusetts area.

The Company strives to offer a competitive employee benefit program. Your participation in this program will be subject to the standard eligibility requirements for all Avici employees. Avici’s benefits are described in the enclosed document titled “Avici’s 2005 Benefits Summary for Full-Time Employees”. Avici offers two medical insurance plans to choose from, Blue Cross/Blue Shield of New England-HMO and Blue Cross/Blue Shield-PPO. Other benefits include Delta Dental plan with orthodontia coverage, a Fidelity 401(k) program, a pre-tax medical and dependent care program, a vision plan, life insurance, supplemental life insurance, short and long-term disability benefits, an Employee Stock Purchase Plan, a legal assistance program, and other optional programs. Avici will also offer you 4 weeks vacation (accrued bi-weekly up to 20days) and holidays (10 days plus 1 floater). Please note that Avici reserves the right to change, modify or discontinue any of its current benefits plans, providers and policies in the future.

Please plan on arriving promptly at 9:00 a.m. in building two on your first day of employment for Benefits Orientation with a member of the Human Resources group.

In accordance with federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please bring proper documentation on your first day of work. This can be a U.S. Passport or a driver’s license and birth certificate/social security card.

Please confirm your acceptance of this employment offer by signing one copy of this letter, which will indicate your acceptance of our offer as well as your anticipated start date and return it to me. If you wish to fax a copy to me, please send directly to my office at 978-964-2650.

Please understand that this offer does not constitute a contract of employment for any particular period or a guarantee of continued employment. Our relationship is one of voluntary employment, “at will”. While we hope our relationship will be mutually beneficial, it should be recognized that you will retain your right to terminate your employment at any time for any reason and that Avici will retain the same right. In accepting this offer, you represent that you have not relied upon any agreements or representations, written or oral, express or implied, with respect to your employment that are not expressly set forth in this letter.

Employment with Avici is subject to your signing the Invention, Non-disclosure and Non-Compete Agreement. Note that this Agreement is enclosed for your review prior to accepting this offer.

This offer expires as of the close of business on Friday, May 13, 2005. This offer supercedes all prior offers, both verbal and written.

Jo-Ann, we are very pleased by the prospect of your joining the Avici team and we are sure that you will play an important role in the future success of the Company.

Sincerely,

William Leighton

President & CEO

Avici Systems Inc.

I have carefully reviewed this offer of employment and agree that it sets forth the entire understanding between the Company and me. I also understand that my employment at the Company is “at-will” which means that either the Company or I can terminate the employment relationship at any time.

Accepted by:	_________________________	Date: _______________

Start Date:	____________________

Enclosures:	2005 Benefits Summary for Full-Time Employees
Invention, Non-disclosure and Non-Compete Agreement
I-9 Form
BC/BS HMO and PPO Plan Descriptions
Delta Dental Plan Description
2000 Stock Option and Incentive Plan
2000 ESPP Plan